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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of Earliest event reported):
                                April 30, 1996

                                TGX CORPORATION
            (Exact name of registrant as specified in its charter)

   Delaware                           1-10201                72-0890264
  (State of                        (Commission             (IRS Employee
Incorporation)                      File Number)         Identification No.)

                           222 Pennbright, Suite 200
                             Houston, Texas 77090
                   (Address of principal executive offices)

              Registrant's telephone number, including area code
                                (713) 872-0500

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ITEM 5. OTHER EVENTS.

     On April 12, 1996, TGX Corporation ("TGX") entered into a Settlement Agreement with National Fuel Gas Distribution Corporation ("National Fuel") and the Public Service Commission of the State of New York.

     Pursuant to the Settlement Agreement, TGX has received $7.2 million from National Fuel, and all of the parties to the Settlement Agreement have dismissed all claims and counterclaims against each other in the following actions: United States District Court for the Western District of New York, Civil Action No. 84-1372E; action before the Supreme Court, State of New York, Chautauqua County, Index No. G-13357; action before the Supreme Court, State of New York, Erie County, Index No. H-10101; and action before the Supreme Court, State of New York, Erie County (the "Chart Changing" case).

  Pursuant to the agreements previously entered into between TGX and (BMO Financial, Inc. ("BMOF"), a subsidiary of the Bank of Montreal, 50% of the gross proceeds received by TGX (after reduction for taxes and royalties, if any, which may be due from such proceeds) are to be paid to BMOF in cancellation and full payment of a non-recourse secured note in the original principal amount of $4.6 million issued by TGX to the Bank of Montreal and assigned to BMOF in July, 1994. As of the date of settlement, the amount of the BMOF note was approximately $5.5 million, including accrued but unpaid interest.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits

          (1) Settlement Agreement among the Company, National Fuel Gas Distribution Company, and the New York Public Service Commission dated as of April 12, 1996.


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                                  SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TGX CORPORATION
                                         (REGISTRANT)


                                         By: /s/ Larry H. Carpenter, President

DATED: April 30, 1996